Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Hancock Holding Company:

We consent to the incorporation by reference in the Registration Statements No. 333-11831 (amended by 333-113262), 333-05081, and 333-53452 and 2-99863 on Form S-8 and No. 33-31782 on Form S-3 of Hancock Holding Company of our reports dated February 27, 2008, with respect to (i) the consolidated balance sheets of Hancock Holding Company and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and (ii) the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Hancock Holding Company.

Our report refers to changes in accounting for share based payments, evaluating prior year misstatements and defined benefit pension and postretirement benefit plans.

/s/ KPMG LLP
Birmingham, Alabama
February 27, 2008